Exhibit 10.1
G&K SERVICES, INC.
RESTATED EQUITY INCENTIVE PLAN (2010)

TERMS OF CEO DIVIDEND EQUIVALENT
PERFORMANCE UNIT RETENTION GRANT

The Compensation Committee (the “Committee”) of the Company's Board of Directors has granted you a Dividend Equivalent Performance Unit Retention Grant, pursuant to the terms of the G&K Services, Inc. Restated Equity Incentive Plan (2010) (the “Plan”). A copy of the Plan is enclosed herewith. The terms of this award (“Award”) are governed by the provisions of the Plan generally and the specific terms set forth below. These terms are your Award Agreement under the Plan. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Plan. In accordance with the August 23, 2012 amendment to the Employment Agreement previously entered into between you and the Company, dated as of November 16, 2007 and amended as of April 10, 2009, May 7, 2009 and August 23, 2012 (“Employment Agreement”), this Award is a Retention Grant (as such term is defined therein); therefore, the terms of this Award govern in the event of a Change in Control, as such term is defined in the Plan or in the Employment Agreement, and not the terms of your Employment Agreement that would otherwise apply.

1.	Grant of Dividend Equivalent Performance Unit
By way of a Grant Letter and Terms (“Performance Stock Award”), the Company granted you the opportunity to earn stock (“Performance Stock”) if certain performance goals were met and to receive such Performance Stock if additional time-vested conditions were met. The aggregate number of shares of Performance Stock that you can earn and receive is set forth in the Performance Stock Award. Under the terms of the Performance Stock Award, dividends are not paid on the Performance Stock until the Performance Stock is earned. This Award provides a cash payment equal to dividends that would have been paid on the Performance Stock actually earned between the date hereof through the date on which such shares of Performance Stock are actually earned, subject to the terms and conditions of this Award.

2.	Payment of Dividend Equivalent Performance Unit Retention Grant
Subject to the terms and restrictions contained in this Award, at the time that Performance Stock, if any, is earned under the Performance Stock Award, you will be paid within fifteen (15) business days of the date of the issuance of the Performance Stock, an amount equal to the dividends that would have been paid on such Performance Stock if they had been owned by you from the date hereof through the date the Performance Stock is earned by and issued to you. In no event shall the payment be made later than two and one-half (2½) months after the close of the Company's fiscal year or two and one-half (2½) months after the close of the calendar year in which the Performance Stock is earned.

3.	Performance Goals; Performance Measurement

a)
Because the Dividend Equivalent Performance Unit will be paid only with respect to Performance Stock earned, the Dividend Equivalent Performance Unit is subject to the same Performance Goals established in the Performance Stock Award. In particular, within sixty (60) days following the end of the Company's 2015 fiscal year, the Committee will determine, in a manner consistent with the Performance Stock Award, the extent to which the Performance Goals have been met and the number of shares of Performance Stock, if any, earned as a result. The Committee must certify the performance results for the Performance Goals following the close of the Company's 2015 fiscal year in a manner and timeframe consistent with the terms of the Performance Stock Award.

Anything hereinelsewhere to the contrary notwithstanding, no payment with respect to this Dividend Equivalent Performance Unit Retention Grant shall be paid unless and until the Committee shall have certified that the Performance Goals have been met in accordance with the terms of the Performance Stock Award and this Award.

4.	Limitation on Payment
Anything hereinelsewhere to the contrary notwithstanding, if you do not remain continuously employed through the Performance Date, as such term is defined in the Performance Stock Award, because the Company terminates your employment without Cause, as such term as defined in the Employment Agreement, or you terminate your employment for Good Reason, as such term is defined in the Performance Stock Award, in either case only if such termination of employment occurs before the last business day of the Company's 2014 fiscal year, then the Dividend Equivalent Performance Unit Retention Grant shall be forfeited and no amount shall be paid to you under this Award. In all other situations in which you earn shares of Performance Stock under the Performance Stock Award, the Dividend Equivalent Performance Unit Retention Grant will be paid with respect to the shares of Performance Stock earned, provided, however, that the maximum amount that can be paid under this Award is $5 million, reduced by the amount, if any, paid as a Performance Unit Award under the Plan as a Management Incentive Performance (“MIP”) bonus in the 2015 calendar year. The amount shall be further reduced to the extent required to meet any restrictions under Section 162(m) of the Code.

5.	Transfers and Reemployment.
For purposes of this Award, transfers of employment among the Company and another affiliate of the Company shall not be considered a termination or interruption of employment. Upon reemployment following a termination of employment for any reason, you shall have no rights to any Dividend Equivalent Performance Unit previously forfeited and cancelled under this Award.

6.	Rights of Employee
Neither the issuance of the Dividend Equivalent Performance Unit nor the payment under this Award shall entitle you to become a shareholder of the Company or any rights attendant thereto. The Dividend Equivalent Performance Unit is not itself stock nor can it be settled in stock.

7.	Copy of Plan
By accepting the Dividend Equivalent Performance Unit, you acknowledge receipt of a copy of the Plan, the terms and conditions of which are hereby incorporated herein by reference and made a part hereof as if set forth herein in full.

8.	Administration
This Award shall at all times be subject to the terms and conditions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to the terms set forth herein shall be final and binding upon you. In the event of any conflict between the provisions set forth herein and those set forth in the Plan, the provisions of the Plan shall govern and control.

9.	Continuation of Employment
This Award shall not confer upon you, and shall not be construed to confer upon you, any right to continue in the employ of the Company for any period of time, and shall not limit the rights of the Company in its sole discretion, to terminate your employment at any time, with or without cause, for any reason or no reason, or to change your assignment or rate of compensation, subject, in each case, to the terms of the Employment Agreement.

10.	Clawback.
As a condition of receiving the Dividend Equivalent Performance Unit, you acknowledge and agree that your rights, payments, and benefits with respect to the Dividend Equivalent Performance Unit shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by any rule or regulation of the Securities and Exchange Commission or by any applicable national exchange, or by any other applicable law, rule or regulation.

11.	Withholding of Tax.
The Company shall be entitled to withhold the amount of any tax attributable to the Dividend Equivalent Performance Unit or amounts payable under this Award.

12.	No Assignment.
This Dividend Equivalent Performance Unit may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered. Amounts owed under the Award shall be paid to you during your lifetime and to your Beneficiary if amounts are owed on your death.

13.	Further Assurances
By accepting the Dividend Equivalent Performance Unit discussed herein, you agree to execute such papers, agreements, assignments, or documents of title as may be reasonably necessary or desirable to effect the purposes described herein and carry out its provisions.

14.	Governing Law
This Award, including the interpretation and effect hereof, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

15.	Amendments
Except as provided in the Plan, this Award may be amended only by a written agreement executed by the Company and you.

16.	Entire Agreement
The provisions set forth herein and those contained in the Plan embody the entire agreement and understanding between you and the Company with respect to the matters covered herein and in the Plan, and such provisions contained herein may only be modified pursuant to a written agreement signed by the party to be charged.

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